                                                                   EXHIBIT 11.1


                       PARACELSUS HEALTHCARE CORPORATION
                    COMPUTATION OF EARNINGS (LOSS) PER SHARE
                     (In thousands, except per share data)

                                                     Years Ended December 31
                                                 -------------------------------
                                                 1996           1995        1994
                                              -----------      --------    -------
Primary:
(1) Net income (loss)                         $  (233,216)   $    3,437    $ 7,823
                                              ===========      ========    =======

    Shares used in this computation:
    Weighted average common shares
      outstanding                                  39,213        29,772     29,772
    Shares applicable to stock options
      and warrants, net of shares
      assumed to be purchased from
      proceeds at average market price              (a)            --         --
                                              -----------      --------    -------
(2) Total shares for net income
      per share computation                        39,213        29,772     29,772
                                              ===========      ========    =======
    Income (loss) per share:
      Continuing operations                   $     (3.94)    $    0.21    $  0.26
      Discontinued operations                       (1.81)        (0.09)      --
      Extraordinary loss                            (0.20)          --        --
                                              -----------      --------    -------
    Net income (loss) per share
        (1 divided by 2)                      $     (5.95)    $    0.12    $  0.26
                                              ===========      ========    =======

Fully Diluted:
(3) Net income (loss) (1)                     $  (233,216)   $    3,437    $ 7,823
                                              ===========      ========    =======

    Shares used in this computation:
    Total primary shares (2)                       39,213        29,772     29,772
    Shares applicable to stock options
      and warrants in addition to
      those used in primary computation
      to to the use of period-end market
      price when higher than average                (a)            --         --
                                              -----------      --------    -------
(4) Total fully diluted shares                     39,213        29,772     29,772

    Income (loss) per share:
      Continuing operations                   $     (3.94)     $   0.21    $  0.26
      Discontinued operations                       (1.81)        (0.09)      --
      Extraordinary loss                            (0.20)         --         --
                                              -----------      --------    -------
    Net income (loss) per share
      (3 divided by 4)                        $     (5.95)     $   0.12    $  0.26
                                              ===========      ========    =======



(a) The effect of options and warrants were anti-dilutive for the year ended December 31, 1996. There were no options and warrants outstanding for the years ended December 31, 1995 and 1994.